UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): January 27, 2004


                    Federal Agricultural Mortgage Corporation
                 ----------------------------------------------
             (Exact name of registrant as specified in its charter)


      Federally chartered
       instrumentality of
        the United States               0-17440          52-1578738
 (State or other jurisdiction of      (Commission     (I.R.S. Employer
  incorporation or organization)      File Number)   Identification No.)



 1133 21st Street, N.W., Suite 600, Washington, D.C.                   20036
 ---------------------------------------------------                ------------
      (Address of principal executive offices)                       (Zip Code)


       Registrant's telephone number, including area code: (202) 872-7700


                                    No change
                              --------------------
          (Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits.

      (a) Not applicable.

      (b) Not applicable.

      (c) Exhibits:

                  99    Press release dated January 27, 2004.

Item 9.  Regulation FD Disclosure.

     On January 27, 2004, the Registrant issued a press release to announce the Registrant's financial results for fourth quarter 2003. A copy of the press release is attached to this report as Exhibit 99 and is incorporated herein by reference.

     The information set forth above is being furnished under "Item 9. Regulation FD Disclosure" and "Item 12. Results of Operations and Financial Condition" and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. The information in this Form 8-K shall not be incorporated by reference in any other filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 except as shall be expressly set forth by specific reference to this Form 8-K in such a filing.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION



                                    By:   /s/ Jerome G. Oslick
                                       ---------------------------------
                                        Name:   Jerome G. Oslick
                                        Title:  Vice President - General Counsel




Dated:      January 27, 2004

                                  EXHIBIT INDEX

Exhibit No.                   Description                           Page No.
-----------                   -----------                           --------

99                           Press Release Dated January 27, 2004       5

                                                                     Exhibit 99


                                   FARMER MAC

                                      NEWS


FOR IMMEDIATE RELEASE                                       CONTACT
January 27, 2004                                            Jerome Oslick
                                                            202-872-7700




                    Farmer Mac Reports Fourth Quarter Results

                      2003 GAAP Earnings of $2.08 per Share


     Washington, D.C. -- The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) today reported U.S. GAAP net income for fourth quarter 2003 of $4.9 million or $0.40 per diluted share, compared to $3.3 million or $0.28 per diluted share for third quarter 2003 and $2.8 million or $0.23 per diluted share for fourth quarter 2002. For the year ended December 31, 2003, net income was $25.1 million or $2.08 per diluted share, compared to $21.3 million or $1.77 per diluted share for the year ended December 31, 2002.

     Farmer Mac reports its "core earnings," a non-GAAP measure, in addition to GAAP earnings. That measure was developed by Farmer Mac to present net income available to common stockholders less the after-tax effects of unrealized gains and losses on financial derivatives resulting from the application of the derivative accounting standards, and less the after-tax net gains and losses on the repurchase of debt.

     Farmer Mac President and Chief Executive Officer Henry D. Edelman stated, "Core earnings were $5.8 million or $0.47 per diluted share for fourth quarter 2003, compared to $5.5 million or $0.46 per diluted share for third quarter 2003 and $5.9 million or $0.49 per diluted share for fourth quarter 2002. For the year ended December 31, 2003, core earnings were $23.0 million or $1.91 per diluted share, compared to $22.9 million or $1.90 per diluted share for the year ended December 31, 2002. Farmer Mac's financial results reflect the fundamental strength of its business model as it fulfills its Congressionally-mandated mission to serve America's farmers, ranchers and rural homeowners.

     "We are pleased by the continued improvements in the performance of the portfolio of loans underlying our guarantees and LTSPCs. As of December 31, 2003, 90-day delinquencies in Farmer Mac's portfolio were at their lowest levels in more than two years, as a result of Farmer Mac's ongoing credit risk management discussed later in this release, aided by increasing strength in the U.S. agricultural economy. As of December 31, 2003, those delinquencies totaled $29.6 million, representing 0.59 percent of the portfolio, down from $58.2 million and 1.21 percent as of December 31, 2002, and $54.5 million and 1.59 percent as of December 31, 2001.

     "Continued lender interest in Farmer Mac produced new Farmer Mac I and II business volume through loan purchases and additions to existing long-term standby purchase commitments ("LTSPCs"). New business volume was $288.2 million for fourth quarter 2003, bringing total volume for the year to $1.2 billion. Recent business activity has been affected adversely by slower loan growth in the agricultural mortgage market and increased regulatory pressure on government-sponsored enterprises, including Farmer Mac.

     "Marketing initiatives Farmer Mac launched last quarter are generating promising business opportunities for 2004. New and expanded business relationships, including a strategic alliance, product enhancements and new security structures, are underway. Based on these ongoing developments and on improving credit quality, we believe that Farmer Mac's financial condition is strong and expect that 2004 core earnings per diluted share will exceed the 2003 level by as much as 10 percent."

     The GAAP measure most comparable to core earnings is net income available to common stockholders. Unlike core earnings, however, the GAAP measure is heavily influenced by unrealized gains or losses in the value of financial derivatives used to hedge interest rate risk in Farmer Mac's mortgage portfolio. Because the value of those financial derivatives is driven by fluctuations in interest rates that cannot reliably be predicted, Farmer Mac does not project GAAP net income available to common stockholders.


Non-GAAP Performance Measures


     Farmer Mac reports its financial results in accordance with GAAP. In addition to GAAP measures, Farmer Mac presents certain non-GAAP performance measures. Farmer Mac uses the latter measures to develop financial plans, to gauge corporate performance and to set incentive compensation. They more accurately represent Farmer Mac's economic performance, transaction economics and business trends. Investors and the investment analyst community have previously used similar measures to evaluate Farmer Mac's historical and future performance. Farmer Mac's disclosure of non-GAAP measures is not intended to replace GAAP information but, rather, to supplement it.

     "Core earnings" is one such non-GAAP measure that Farmer Mac developed to present net income available to common stockholders less: (a) the after-tax effects of unrealized gains and losses on financial derivatives resulting from Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"), and (b) the after-tax net gains and losses on the repurchase of debt that, prior to January 1, 2003, were reported under GAAP as extraordinary items. Due in part to the effects of FAS 133, Farmer Mac's GAAP net income available to common stockholders increased to $4.9 million for fourth quarter 2003, compared to $2.8 million for fourth quarter 2002, while its core earnings were $5.8 million for fourth quarter 2003, compared to $5.9 million for fourth quarter 2002. The reconciliation of GAAP net income available to common stockholders to core earnings is presented in the following table:

                        Reconciliation of GAAP Net Income Available to Common Stockholders to Core Earnings
------------------------------------------------------------------------------------------------------------------------------------


                                                 Three Months Ended                             Twelve Months Ended
                                   --------------------------------------------     -------------------------------------------
                                      December 31,             December 31,             December 31,          December 31,
                                          2003                     2002                     2003                  2002
                                   ---------------------- ---------------------     -------------------  ----------------------
                                                               (in thousands, except per share amounts)
                                                  Per                    Per                     Per                      Per
                                                Diluted                Diluted                 Diluted                  Diluted
                                                 Share                  Share                   Share                    Share
                                               ---------             ----------              ----------               ----------
GAAP net income available
   to common stockholders           $  4,917    $ 0.40      $  2,777   $ 0.23       $ 25,056   $ 2.08     $ 21,295      $ 1.77

Less the effects of FAS 133:
   Unrealized gains/(losses)
    on financial derivatives and
    trading assets, net of tax
                                       (974)    (0.08)        (1,887)   (0.16)         1,720     0.14       (2,834)      (0.23)
   Benefit from non-amortization
    of premium payments
    on financial derivatives,
    net of tax
                                          76      0.01            82     0.01            317     0.03          382        0.03

Less gains/(losses) on the repurchase
   of debt previously reported
   as
   extraordinary items, net of
   tax                                    -         -       (1,313)   (0.11)              -        -          889        0.07

                                 ----------------------- ----------- ----------  ----------- ----------- ------------  ----------
Core earnings                      $  5,815    $ 0.47      $  5,895   $ 0.49       $ 23,019   $ 1.91     $ 22,858      $ 1.90
                                 ----------------------- ----------- ----------  ----------- ----------- ------------  ----------


Later in this release, Farmer Mac provides additional information about the impact of FAS 133, which decreased GAAP net income available to common stockholders by $0.9 million in fourth quarter 2003.

Net Interest Income


     Net interest income, which does not include guarantee fees from loans purchased and retained prior to April 1, 2001 (the effective date of Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("FAS 140")), was $9.1 million for fourth quarter 2003, compared to $8.9 million for third quarter 2003 and $9.5 million for fourth quarter 2002. The net interest yield was 91 basis points for fourth quarter 2003, compared to 89 basis points for third quarter 2003 and 96 basis points for fourth quarter 2002. The effects of FAS 140 for fourth quarter 2003, third quarter 2003 and fourth quarter 2002 were, in each quarter, the reclassification of guarantee fee income as interest income in the amount of approximately $1.1 million (11 basis points).

     During third quarter 2003, the Chief Accountant at the U.S. Securities and Exchange Commission ("SEC") provided additional guidance to all registrants regarding the classification on the statement of operations of realized gains and losses resulting from financial derivatives that are not in fair value or cash flow hedge relationships. All registrants were requested to comply with this guidance in future filings and to reclassify this activity for all prior periods presented. As a result of the application of this additional guidance, the net interest income and expense realized on financial derivatives that are not in fair value or cash flow hedge relationships has been reclassified from net interest income into gains and losses on financial derivatives and trading assets. In each of fourth quarter 2003, third quarter 2003 and fourth quarter 2002, this reclassification resulted in a reduction of the net interest yield of 6 basis points, a reduction of 1 basis point and an increase of 8 basis points, respectively.

     The net interest yields for fourth quarter 2003, third quarter 2003 and fourth quarter 2002 included the benefits of yield maintenance payments of 11 basis points, 11 basis points and 5 basis points, respectively. For fourth quarter 2003, yield maintenance payments increased net income by $0.7 million or $0.06 per diluted share, compared to $0.7 million or $0.06 per diluted share for third quarter 2003 and $0.3 million or $0.03 per diluted share for fourth quarter 2002.

Guarantee and Commitment Fees

     Guarantee and commitment fees were $5.4 million for fourth quarter 2003, compared to $5.1 million for third quarter 2003 and $5.1 million for fourth quarter 2002. The year-to-year increase in guarantee and commitment fees reflects an increase in the average balance of outstanding guarantees and commitments. As discussed above, for fourth quarter 2003, $1.1 million of guarantee fee income was reclassified as interest income in accordance with FAS 140, compared to $1.1 million for third quarter 2003 and $1.1 million for fourth quarter 2002.

Operating Expenses

     Compensation and employee benefits for fourth quarter 2003 were $1.6 million, compared to $1.6 million for third quarter 2003 and $1.2 million for fourth quarter 2002. The year-to-year increase was due, in large part, to increased staffing levels for administrative activities and compliance with regulatory requirements, including those of the Sarbanes-Oxley Act of 2002. General and administrative expenses for fourth quarter 2003 were $1.0 million, compared to $1.6 million for third quarter 2003 and $0.8 million for fourth quarter 2002. The decrease from the level in third quarter 2003 to a level consistent with the first two quarters of 2003 was due to higher levels of professional fees incurred during third quarter 2003. For the year ended December 31, 2003, general and administrative expenses were $5.0 million, compared to $5.5 million for the year ended December 31, 2002.

     Regulatory fees for fourth quarter 2003 were $0.9 million, compared to $0.4 million for third quarter 2003 and $0.4 million for fourth quarter 2002. The increase was a result of two items. First, Farmer Mac's federal regulator, the Farm Credit Administration ("FCA"), set its estimated regulatory assessment for the year ending September 30, 2004 at $1.7 million, up from its $1.4 million estimated assessment level for the year ended September 30, 2003. Second, in December 2003, FCA advised Farmer Mac of an upward revision to its estimated assessment for the fiscal year ended September 30, 2003, and issued an additional assessment in the amount of $0.4 million.

     Farmer Mac's net REO operating costs for fourth quarter 2003 were $0.3 million, resulting from operating revenues of $0.4 million and expenses of $0.7 million. Net REO operating costs in prior periods were nominal. Discussion of the provision for losses is covered under the topic of "Credit" later in this release.


Capital

     Farmer Mac's core capital totaled $215.5 million as of December 31, 2003, compared to $206.4 million as of September 30, 2003 and $184.0 million as of December 31, 2002. The regulatory methodology for calculating core capital excludes the effects on capital of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("FAS 115") and FAS 133, which are reported on Farmer Mac's balance sheet as accumulated other comprehensive income/(loss). Farmer Mac's core capital as of December 31, 2003 exceeded the statutory minimum capital requirement of $142.0 million by $73.5 million.

     Farmer Mac is required to meet the capital standards of a risk-based capital stress test promulgated by FCA ("RBC test"). The RBC test determines the amount of regulatory capital (core capital plus the allowance for losses) Farmer Mac would need to maintain positive capital during a ten-year stress period while incurring credit losses equivalent to the highest historical two-year agricultural mortgage loss rates and an interest rate shock at the lesser of 600 basis points or 50 percent of the ten-year U.S. Treasury rate. The RBC test then adds to the resulting capital requirement an additional 30 percent for management and operational risk.

     As of December 31, 2003, the RBC test generated an estimated risk-based capital requirement of $38.8 million, compared to the risk-based capital requirement of $45.5 million as of September 30, 2003. Farmer Mac's regulatory capital of $239.0 million as of December 31, 2003 exceeded the RBC requirement by approximately $200.2 million. Farmer Mac is required to hold capital at the higher of the statutory minimum capital requirement or the amount required by the RBC test.

Credit

     As of December 31, 2003, Farmer Mac's 90-day delinquencies totaled $29.6 million, representing 0.59 percent of the principal balance of all loans held and loans underlying post-Farm Credit System Reform Act ("1996 Act") Farmer Mac I Guaranteed Securities and LTSPCs, compared to $58.2 million (1.21 percent) as of December 31, 2002. The 90-day delinquencies are loans 90 days or more past due, in foreclosure, restructured after delinquency, or in bankruptcy, excluding loans performing under either their original loan terms or a court-approved bankruptcy plan.

     As of December 31, 2003, non-performing assets totaled $67.6 million, representing 1.35 percent of the principal balance of all loans held and loans underlying post-1996 Act Farmer Mac I Guaranteed Securities and LTSPCs, compared to $75.3 million (1.56 percent) as of December 31, 2002. Non-performing assets are loans 90 days or more past due, in foreclosure, restructured after delinquency, in bankruptcy, or real estate owned ("REO"). The principal balance of non-performing assets includes a group of loans that are current under the original loan terms or a court-approved bankruptcy plan, though the borrowers on those loans have filed for bankruptcy protection, and certain segments of the portfolio that have cycled through foreclosure and into the REO asset category, which completes the involuntary loan liquidation process.

     The difference between the non-performing asset and 90-day delinquency measures is the exclusion of REO and loans performing in bankruptcy from 90-day delinquencies. Unlike the non-performing asset measure, the 90-day delinquency measure takes into account only those outstanding loans on which borrowers are not current on their required payments and does not include loans that have been liquidated.

     From quarter to quarter, Farmer Mac anticipates that 90-day delinquencies and non-performing assets will fluctuate, both in dollars and as a percentage of the outstanding portfolio, with higher levels likely at the end of the first and third quarters of each year corresponding to the semi-annual (January 1st and July 1st) payment characteristics of many Farmer Mac I loans.

     As of December 31, 2003, Farmer Mac had $13.9 million of REO, compared to $16.4 million as of September 30, 2003 and $5.0 million as of December 31, 2002. The commodity and geographic diversification of the REO properties is consistent with the commodity and geographic diversification of the non-performing assets. Analysis of the portfolio by geographic and commodity distribution indicates that non-performing assets, including REO, have been and are expected to be most prevalent in the loans in geographic areas and commodities that do not receive significant government support. Prior to acquisition of property securing a loan, Farmer Mac devises a liquidation strategy that results in either an immediate sale or retention pending later sale. Farmer Mac evaluates these and other alternatives based upon the economics of the transactions and the requirements of local law.

     As of December 31, 2003, Farmer Mac analyzed the following three categories of assets for impairment, based on the fair value of the underlying collateral:
(1) the $67.6 million of non-performing assets; (2) the $37.4 million of loans for which Farmer Mac has adjusted the timing of borrowers' payment schedules within the past three years, but still expects to collect all amounts due and has not made economic concessions; and (3) the additional $65.3 million of performing loans it suspects may have inherent credit issues. Those individual assessments covered a total of $170.3 million of assets measured for impairment against updated appraised values, other updated collateral valuations or discounted values. Of the $170.3 million of assets analyzed, $152.1 million were adequately collateralized. For the $18.2 million that were not adequately collateralized, individual collateral shortfalls totaled $3.8 million. Accordingly, Farmer Mac allocated specific allowances of $3.8 million to those under-collateralized assets as of December 31, 2003. After the allocation of specific allowances from the total allowance for losses of $23.5 million, non-specific or general allowances and the contingent obligation for inherent probable losses were $19.7 million.

     During fourth quarter 2003, Farmer Mac charged off $1.7 million in losses against the allowance for losses. In certain collateral liquidation scenarios, Farmer Mac may recover amounts previously charged off or incur additional losses, if liquidation proceeds vary from previous estimates. During fourth quarter 2003, Farmer Mac recovered $0.2 million of losses previously charged off. Farmer Mac's total provision for losses was $2.2 million for fourth quarter 2003, compared to $2.1 million for third quarter 2003 and $2.1 million for fourth quarter 2002. As of December 31, 2003, Farmer Mac's allowance for losses and contingent obligation for probable losses totaled $23.5 million, or 47 basis points of the outstanding balance of loans held and loans underlying post-1996 Act Farmer Mac I Guaranteed Securities and LTSPCs, compared to $22.7 million (47 basis points) as of September 30, 2003 and $20.0 million (42 basis points) as of December 31, 2002. Based on Farmer Mac's analysis of its entire portfolio, individual loan-by-loan analyses, and loan collection experience, Farmer Mac believes that specific and inherent probable losses are covered adequately by its allowance for losses.


Interest Rate Risk

     Farmer Mac measures its interest rate risk through several tests, including the sensitivity of its Market Value of Equity ("MVE") and Net Interest Income ("NII") to uniform or "parallel" yield curve shocks. As of December 31, 2003, a parallel increase of 100 basis points across the entire U.S. Treasury yield curve would have increased MVE by 0.4 percent, while a parallel decrease of 100 basis points would have had no effect on MVE. As of December 31, 2003, a parallel increase of 100 basis points would have increased Farmer Mac's NII, a shorter-term measure of interest rate risk, by 5.6 percent, while a parallel decrease of 100 basis points would have decreased NII by 9.4 percent. Farmer Mac's duration gap, another measure of interest rate risk, was minus 0.1 months as of December 31, 2003.

     The economic effects of derivatives, including interest rate swaps, are included in the MVE, NII and duration gap analyses. As an alternative to long-term fixed-rate debt issuance, Farmer Mac issues short-term debt and enters into contracts to pay fixed rates of interest and receive floating rates of interest from counterparties. These "floating-to-fixed" interest rate swaps are used to adjust the characteristics of Farmer Mac's short-term debt to match more closely the cash flow and duration characteristics of its longer-term assets, thereby reducing interest rate risk, and also to derive an overall lower effective fixed-rate cost of borrowing than would otherwise be available in the conventional debt market. As of December 31, 2003, Farmer Mac had $674.4 million notional amount of floating-to-fixed interest rate swaps for terms ranging from two months to 15 years. In addition, Farmer Mac enters into "fixed-to-floating" interest rate swaps and "basis swaps" to adjust the characteristics of its assets and liabilities to match more closely, on a cash flow and duration basis, thereby reducing interest rate risk. As of December 31, 2003, Farmer Mac had $591.9 million of such interest rate swaps.

     Farmer Mac uses derivatives for hedging purposes, not for speculative purposes. All of Farmer Mac's derivative transactions are conducted through standard, collateralized agreements that limit Farmer Mac's potential credit exposure to any counterparty. As of December 31, 2003, Farmer Mac had no uncollateralized net exposure to any counterparty.

Derivatives and Financial Statement Effects of FAS 133

     Farmer Mac accounts for its derivatives under FAS 133, which became effective January 1, 2001. The implementation of FAS 133 resulted in significant accounting changes to both the consolidated statements of operations and balance sheets. During fourth quarter 2003, the decrease in net after-tax income resulting from FAS 133 was $0.9 million and the net after-tax increase in accumulated other comprehensive income was $11.0 million. During third quarter 2003, the decrease in net after-tax income resulting from FAS 133 was $2.2 million and the net after-tax increase in accumulated other comprehensive income was $11.5 million. For fourth quarter 2002, the decreases in net after-tax income and accumulated other comprehensive income resulting from FAS 133 were $1.8 million and $16.9 million, respectively. Accumulated other comprehensive income is not a component of Farmer Mac's regulatory core capital.

Forward-Looking Statements

     In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects and business developments. Management's expectations for Farmer Mac's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. Some of the important factors that could cause Farmer Mac's actual results to differ materially from management's expectations include uncertainties regarding: (1) the rate and direction of development of the secondary market for agricultural mortgage loans; (2) the possible establishment of additional statutory or regulatory restrictions on Farmer Mac that could hamper its growth or restrain its profitability; (3) substantial changes in interest rates, agricultural land values, commodity prices, export demand for U.S. agricultural products and the general economy; (4) protracted adverse weather, market or other conditions affecting particular geographic regions or particular commodities related to agricultural mortgage loans backing Farmer Mac I Guaranteed Securities or under LTSPCs; (5) legislative or regulatory developments or interpretations of Farmer Mac's statutory charter that could adversely affect Farmer Mac or the ability of certain lenders to participate in its programs or the terms of any such participation; (6) Farmer Mac's access to the debt markets at favorable rates and terms; (7) the possible effect of the risk-based capital requirement, which could, under certain circumstances, be in excess of the statutory minimum capital level; (8) borrower preferences for fixed-rate agricultural mortgage indebtedness; (9) lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (10) competitive pressures in the purchase of agricultural mortgage loans and the sale of agricultural mortgage-backed and debt securities; (11) the effects on the agricultural economy of any changes in federal assistance for agriculture; (12) possible reaction in the financial markets to events involving government-sponsored enterprises other than Farmer Mac; or (13) the rate of growth in agricultural mortgage indebtedness. Other factors are discussed in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC on March 27, 2003 and Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, as filed with the SEC on November 14, 2003. The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included in this release to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events, except as otherwise mandated by the SEC.

     Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (as well as the Form 10-K and Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. The conference call to discuss Farmer Mac's fourth quarter 2003 earnings and this press release will be webcast on Farmer Mac's website beginning at 11:00 a.m. eastern time, Wednesday, January 28, 2004, and an audio recording of that call will be available for two weeks on Farmer Mac's website after the call is concluded. * * * *

                        Federal Agricultural Mortgage Corporation
                               Consolidated Balance Sheets
                                       (in thousands)

                                                             December 31,           December 31,
                                                                2003                   2002
                                                         -------------------   ------------------
                                                            (unaudited)            (audited)
Assets:
   Cash and cash equivalents                                  $ 623,674            $ 723,800
   Investment securities                                      1,064,782              830,409
   Farmer Mac Guaranteed Securities                           1,508,134            1,608,507
   Loans                                                        989,006              966,123
     Allowance for loan losses                                   (7,388)              (2,662)
                                                         -------------------   ------------------
        Loans, net                                              981,618              963,461
   Real estate owned, net of valuation allowance
     of $0.2 million and $0.6 million                            13,918                5,031
   Financial derivatives                                            961                  317
   Interest receivable                                           58,819               65,276
   Guarantee and commitment fees receivable                      16,885                5,938
   Deferred tax asset                                            10,891                9,666
   Prepaid expenses and other assets                             20,008               10,510
                                                         -------------------   ------------------
    Total Assets                                            $ 4,299,690          $ 4,222,915
                                                         -------------------   ------------------
Liabilities and Stockholders' Equity:
   Notes payable:
    Due within one year                                     $ 2,799,384          $ 2,895,746
    Due after one year                                        1,136,110              985,318
                                                         -------------------   ------------------
     Total notes payable                                      3,935,494            3,881,064
   Financial derivatives                                         67,670               94,314
   Accrued interest payable                                      26,342               29,756
   Guarantee and commitment obligation                           14,144                    -
   Accounts payable and accrued expenses                         29,588               17,453
   Reserve for losses                                            13,172               16,757
                                                         -------------------   ------------------
    Total Liabilities                                         4,086,410            4,039,344
   Preferred stock                                               35,000               35,000
   Common stock at par                                           12,054               11,638
   Additional paid-in capital                                    88,652               82,527
   Accumulated other comprehensive income/(loss)                 (2,295)                (407)
   Retained earnings                                             79,869               54,813
                                                         -------------------   ------------------
   Total Stockholders' Equity                                   213,280              183,571
                                                         -------------------   ------------------
    Total Liabilities and Stockholders' Equity              $ 4,299,690          $ 4,222,915
                                                         -------------------   ------------------



                            Federal Agricultural Mortgage Corporation
                              Consolidated Statements of Operations
                            (in thousands, except per share amounts)

                                                       Three Months Ended          Twelve Months Ended
                                                  ---------------------------  ---------------------------
                                                  December 31,  December 31,   December 31,  December 31,
                                                      2003           2002           2003          2002
                                                  ------------  -------------  ------------- -------------
                                                  (unaudited)   (unaudited)    (unaudited)    (audited)
Interest income:
  Investments and cash equivalents                  $ 8,797       $ 10,101       $ 35,287      $ 42,629
  Farmer Mac Guaranteed Securities                   18,104         21,383         74,088        89,736
  Loans                                              12,901         12,578         52,580        39,505
                                                  ------------  -------------  ------------- -------------
Total interest income                                39,802         44,062        161,955       171,870
Interest expense                                     30,668         34,557        124,664       132,771
                                                  ------------  -------------  ------------- -------------
Net interest income                                   9,134          9,505         37,291        39,099
Provision for loan losses                            (1,930)        (1,340)        (7,944)       (1,340)
                                                  ------------  -------------  ------------- -------------
Net interest income after provision for loan losses   7,204          8,165         29,347        37,759

Guarantee and commitment fees                         5,424          5,114         20,685        19,277
Gains/(Losses) on financial derivatives
   and trading assets                                  (939)        (3,679)         2,714        (8,433)
Gains/(Losses) on the repurchase of debt                  -         (2,021)             -         1,368
Miscellaneous income                                     68            114            812         1,333
                                                  ------------  -------------  ------------- -------------
Total revenues                                       11,757          7,693         53,558        51,304
                                                  ------------  -------------  ------------- -------------

Expenses:
  Compensation and employee benefits                  1,634          1,238          6,121         5,142
  General and administrative                          1,019            774          4,969         5,522
  Regulatory fees                                       857            383          2,005         1,172
  REO operating costs, net                              264              7            264            25
  Provision for losses                                  258            808            581         6,883
                                                  ------------  -------------  ------------- -------------
Total operating expenses                              4,032          3,210         13,940        18,744
                                                  ------------  -------------  ------------- -------------
Income before income taxes                            7,725          4,483         39,618        32,560
Income tax expense                                    2,248          1,146         12,322         9,809
                                                  ------------  -------------  ------------- -------------
Net income                                            5,477          3,337         27,296        22,751
Preferred stock dividends                              (560)          (560)        (2,240)       (1,456)
                                                  ------------  -------------  ------------- -------------
Net income available to common stockholders         $ 4,917        $ 2,777       $ 25,056      $ 21,295
                                                  ------------  -------------  ------------- -------------

Earnings per common share:
    Basic earnings per common share                  $ 0.42         $ 0.24         $ 2.13        $ 1.83
    Diluted earnings per common share                $ 0.40         $ 0.23         $ 2.08        $ 1.77





                    Federal Agricultural Mortgage Corporation
                            Supplemental Information

     The following tables present quarterly and annual information regarding loan purchases, guarantees and LTSPCs, outstanding guarantees and LTSPCs and non-performing assets and 90-day delinquencies.


                     Farmer Mac Purchases, Guarantees and LTSPCs
------------------------------------------------------------------------------------------
                                     Farmer Mac I
                             ------------------------------
                                Loans and
                                Guaranteed
                                Securities       LTSPCs       Farmer Mac II       Total
                             --------------- -------------- --------------------------------
                                                     (in thousands)
For the quarter ended:

   December 31, 2003             $ 25,148      $ 218,097         $ 44,971       $ 288,216
   September 30, 2003              42,760        199,646          106,729         349,135
   June 30, 2003                   65,615        179,025           77,636         322,276
   March 31, 2003                  59,054        166,574           41,893         267,521
   December 31, 2002               62,841        395,597           38,714         497,152
   September 30, 2002              58,475        140,157           37,374         236,006
   June 30, 2002                  551,690        280,904           57,769         890,363
   March 31, 2002                  74,875        338,821           39,154         452,850
   December 31, 2001               62,953        237,292           51,056         351,301
   September 30, 2001              75,135        246,472           42,396         364,003
   June 30, 2001                   85,439        499,508           57,012         641,959
   March 31, 2001                  48,600         49,695           47,707         146,002

For the year ended:
   December 31, 2003              192,577        763,342          271,229       1,227,148
   December 31, 2002              747,881      1,155,479          173,011       2,076,371
   December 31, 2001              272,127      1,032,967          198,171       1,503,265


                       Outstanding Balance of Farmer Mac Loans, Guarantees and LTSPCs (1)
----------------------------------------------------------------------------------------------------------------
                                                Farmer Mac I
                               -----------------------------------------------
                                       Post-1996 Act
                               -------------------------------
                                 Loans and
                                 Guaranteed                       Pre-1996
                                 Securities        LTSPCs            Act         Farmer Mac II        Total
                               ---------------  --------------  --------------  ---------------- ----------------
                                                               (in thousands)
As of:
  December 31, 2003             $ 2,693,280      $2,348,702        $ 24,734         $ 729,470      $ 5,796,186
  September 30, 2003 (2)          2,721,775       2,174,182          25,588           720,584        5,642,129
  June 30, 2003                   2,108,180       2,790,480          28,057           668,899        5,595,616
  March 31, 2003                  2,111,861       2,732,620          29,216           650,152        5,523,849
  December 31, 2002               2,168,994       2,681,240          31,960           645,790        5,527,984
  September 30, 2002              2,127,460       2,407,469          35,297           630,452        5,200,678
  June 30, 2002                   2,180,948       2,336,886          37,873           617,503        5,173,210
  March 31, 2002                  1,655,485       2,126,485          41,414           592,836        4,416,220
  December 31, 2001               1,658,716       1,884,260          48,979           595,156        4,187,111



                                   Outstanding Balance of Loans Held and Loans Underlying
                                      On-Balance Sheet Farmer Mac Guaranteed Securities
--------------------------------------------------------------------------------------------------------------------

                               Fixed Rate
                              (10-yr. Wtd.          5-to-10-Year         1-Month-to-3-Year
                               Avg. Term)          ARMs and Resets              ARMs                   Total
                           --------------------   ------------------   -----------------------   -------------------
                                                               (in thousands)
As of:
     December 31, 2003           $ 860,874          $ 1,045,217               $ 542,024             $ 2,448,115
     September 30, 2003            865,817            1,037,168                 535,915               2,438,900
     June 30, 2003                 889,839            1,064,824                 511,700               2,466,363
     March 31, 2003                880,316            1,057,310                 515,910               2,453,536
     December 31, 2002           1,003,434              981,548                 494,713               2,479,695
     September 30, 2002          1,000,518              934,435                 498,815               2,433,768
     June 30, 2002               1,016,997              892,737                 516,892               2,426,626
     March 31, 2002                751,222              797,780                 350,482               1,899,484
     December 31, 2001             764,115              790,948                 302,169               1,857,232


                                             Non-performing Assets and 90-Day Delinquencies
-----------------------------------------------------------------------------------------------------------------------------------

                             Outstanding
                            Post-1996 Act                                         Less:
                               Loans,             Non-                           REO and
                           Guarantees and      performing                       Performing            90-Day
                               LTSPCs          Assets (3)      Percentage      Bankruptcies      Delinquencies (4)     Percentage
                         ------------------  --------------  -------------   ---------------   --------------------  --------------
                                                                 (dollars in thousands)
As of:
   December 31, 2003        $ 5,016,781        $ 67,590         1.35%         $ 37,986             $ 29,604             0.59%
   September 30, 2003         4,871,756          84,583         1.74%           37,442               47,141             0.98%
   June 30, 2003              4,875,059          80,169         1.64%           28,883               51,286             1.06%
   March 31, 2003             4,820,887          94,822         1.97%           18,662               76,160             1.58%
   December 31, 2002          4,821,634          75,308         1.56%           17,094               58,214             1.21%
   September 30, 2002         4,506,330          91,286         2.03%           11,460               79,826             1.77%
   June 30, 2002              4,489,735          65,196         1.45%           14,931               50,265             1.12%
   March 31, 2002             3,754,171          87,097         2.32%            7,903               79,194             2.11%
   December 31, 2001          3,428,176          58,279         1.70%            3,743               54,536             1.59%
   September 30, 2001         3,318,796          71,686         2.16%            5,183               66,503             2.00%
   June 30, 2001              3,089,460          53,139         1.72%            4,274               48,865             1.58%
   March 31, 2001             2,562,374          67,134         2.62%            2,154               64,980             2.54%

                 Distribution of Post-1996 Act
         Non-performing Assets by Original LTV Ratio (5)
                    as of December 31, 2003
-----------------------------------------------------------------
                   (dollars in thousands)
                            Non-performing
  Original LTV Ratio            Assets             Percentage
-----------------------   -------------------    ----------------
   0.00% to 40.00%              $ 7,239                11%
  40.01% to 50.00%                9,879                14%
  50.01% to 60.00%               27,562                41%
  60.01% to 70.00%               21,687                32%
  70.01% to 80.00%                1,050                 2%
  80.01% +                          173                 0%
                          -------------------    ----------------
                 Total         $ 67,590               100%
                          -------------------    ----------------


               Distribution of Post-1996 Act Non-performing Assets
                           by Loan Origination Date
                           as of December 31, 2003
----------------------------------------------------------------------------------------
                            (dollars in thousands)
                                                     Outstanding
     Loan                                               Loans,
  Origination                Non-performing           Guarantees
     Date                        Assets               and LTSPCs          Percentage
----------------         ----------------------  ------------------  -------------------
  Before 1994                    $ 2,328             $ 660,588              0.35%
     1994                            863               156,634              0.55%
     1995                          4,902               154,805              3.17%
     1996                          8,693               342,153              2.54%
     1997                         13,436               403,455              3.33%
     1998                         13,595               644,931              2.11%
     1999                          9,928               671,921              1.48%
     2000                          7,517               390,061              1.93%
     2001                          5,791               581,473              1.00%
     2002                            537               627,122              0.09%
     2003                              -               383,638              0.00%
                         ----------------------  ------------------  -------------------
          Total                 $ 67,590           $ 5,016,781              1.35%
                         ----------------------  ------------------  -------------------

(1) Farmer Mac assumes 100 percent of the credit risk on post-1996 Act loans. Pre-1996 Act loans back securities that are supported by unguaranteed subordinated interests representing approximately 10 percent of the balance of the loans. Farmer Mac II loans are guaranteed by the U.S. Department of Agriculture.
(2) The Loans and Guaranteed Securities and LTSPCs amounts reflect the conversion of $722.3 million of existing LTSPCs to Guaranteed Securities during third quarter 2003 at the request of a program participant.
(3) Non-performing assets are loans 90 days or more past due, in foreclosure, restructured after delinquency, in bankruptcy (including loans performing under either their original loan terms or a court-approved bankruptcy plan) or real estate owned.
(4) 90-day delinquencies are loans 90 days or more past due, in foreclosure, restructured after delinquency, or in bankruptcy, excluding loans performing under either their original loan terms or a court-approved bankruptcy plan.
(5) Original LTV ratio is calculated by dividing the loan principal balance at the time of guarantee, purchase or commitment by the appraised value at the date of loan origination or, when available, the updated appraised value at the time of guarantee, purchase or commitment.